EXHIBIT 99.1

Jones Soda Reports Second Quarter 2024 Results

– Continued Momentum in Revenue Growth Leads to Highest Second Quarter Revenue Performance Since 2009 –

SEATTLE, Aug. 13, 2024 (GLOBE NEWSWIRE) -- Jones Soda Co. (CSE: JSDA, OTCQB: JSDA) (“Jones Soda” or the “Company”), a beverage innovation company focused on developing, marketing and distributing cutting edge consumer drink and wellness products and a leading brand in the cannabis infused beverage category space, announced its financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Financial Highlights vs. Year-Ago Quarter

  Revenue increased 49% to $7.2 million compared to $4.8 million. The second quarter of 2024 included approximately $1.2 million in revenue from the Company’s Mary Jones business compared to approximately $400,000 in the second quarter of 2023.
  Gross profit as a percentage of revenue increased 340 basis points to 35.8% compared to 32.4%.
  Net loss was $1.6 million, or $(0.02) per share, compared to a net loss of $1.0 million, or $(0.01) per share.
  Adjusted EBITDA1 was $(1.1) million compared to $(0.7) million.

2024 Activity Update

Jones Soda Beverage Products

  First national craft soda brand to launch 7.5-ounce cans with Jones Minis, initially featured in 700 Walmart stores across the U.S.
  Launched special release Spiked Jones variety packs celebrating the Fourth of July with co-branded red, white and blue packs.
  Launched Jones+, the Company’s craft soda with caffeine, in camo cans through a partnership with Fold of Honor.

Mary Jones Products

  Launched Mary Jones HD-9 Shooters, which combines two ounces of Jones’ favorite flavors with 10mg of HD-9 as the Company continues to expand into new product categories.

Management Commentary

“As we continue our transition to a high-growth beverage company, I believe our momentum is building,” said David Knight, President and CEO of Jones Soda. “I’m pleased to report another consecutive quarter of exceptional revenue growth of 49% compared to the same quarter last year and healthy gross margin expansion of 340 basis points. We have been investing heavily into research and development, retail engagement, and marketing efforts to continue supporting our product expansion initiatives. As a high-growth beverage company, we believe it remains vital for our Company to stay on top of emerging consumer trends and react accordingly. While this increased costs for the quarter, we are investing in initiatives that we believe will result in future revenue growth and remain committed to delivering profitable results over the long-term.

“I am incredibly excited about the anticipated growth opportunities we have in store for the remainder of 2024 and beyond. Within our Jones Soda Beverage Products division, we’ve made progress diversifying our offerings through new formats, new branding, and new categories. All this combined has already driven strong results, and we believe we are only just getting started. In fact, over the next few months, we are expected to launch Pop Jones, a soda alternative focused on gut health, and Fiesta Jones, a lower-calorie, Latin-inspired soda alternative. We’ve also seen strong growth within our Mary Jones Products division as we continue launching into new categories and make progress towards our planned geographic expansion.

“Overall, I believe we are executing towards our long-term strategic goals for Jones Soda. We remain highly focused on unlocking the full potential of the Jones Soda brand and delivering profitable growth, which we believe will produce significant shareholder value accretion over the long term. We’ve made great strides as an organization to get us to this point, but there is much work ahead to capitalize on all the opportunities at hand. We look forward to continuing on our growth trajectory for the remainder of the year and beyond.”

Second Quarter 2024 Financial Results

Revenue in the second quarter of 2024 increased 49% to $7.2 million compared to $4.8 million in the prior year period. The improvement in revenue was primarily attributable to increased sales for the Company’s Nuka cola product, expanded regional accounts for the core soda product, and continued growth in Mary Jones-branded products.

The Company reported growth across all its lines of business. Jones Soda Beverage Products are up approximately 35% as the Company successfully transitioned back from 4-packs to single bottles and launched mini-cans. The Company doubled its sales revenues to food service venders to $531,000, which was one of its growth priorities. The Company’s cannabis brand, Mary Jones, generated approximately $1.2 million in revenue in the second quarter of 2024 compared to approximately $600,000 in revenue in the first quarter of 2024 and approximately $400,000 revenue in the second quarter of 2023.

Gross profit as a percentage of revenue increased 340 basis points to 35.8% for the second quarter of 2024 compared to 32.4% in the year-ago period. This increase was primarily driven by growth in the sales of higher-margin Mary Jones products and by continued pricing adjustments, especially in Canada as the Company has moved to DOT Foods as its primary distributor.

Total operating expenses in the second quarter of 2024 were $4.2 million, or 58.2% of revenue, compared to $2.6 million, or 53.8% of revenue, in the year-ago period primarily as a result of an increase in investments focused on product innovation, brand refresh, along with increased marketing efforts including initiatives with action sports such as our partnership with Thrill One, to support the Company’s product expansion. Additionally, the Company did incur a higher amount of legal expenditures related to its Mary Jones business than it did one year ago.

Net loss for the second quarter of 2024 was $1.6 million, or $(0.02) per share, compared to a net loss of $1.0 million, or $(0.01) per share, in the second quarter of 2023. The increase in net loss was primarily attributable to the aforementioned increase in total operating expenses to support the Company’s growth plans.

Adjusted EBITDA1 was $(1.1) million in the second quarter of 2024 compared to $(0.7) million in the second quarter of 2023.

At June 30, 2024, cash and cash equivalents totaled $1.5 million compared to $3.9 million at December 31, 2023. Subsequent to June 30, 2024, the Company closed private placement offering of securities and received net proceeds of approximately $3.2 million to further support the Company’s growth initiatives and strengthen the balance sheet.

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1 Adjusted EBITDA is defined as net income (loss) from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the second quarter ended June 30, 2024. Management will be showcasing various updates through a visual presentation, so participation is encouraged through the Zoom registration link provided below. Investors and analysts are also encouraged to join in with any questions they would like management to address.

Date: Tuesday, August 13, 2024
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-0784
International dial-in number: 1-201-689-8560
Zoom Registration Link: https://incommconferencing.zoom.us/webinar/register/WN_0n3kmAVEQmmftxuOLhuRhg
Conference ID: 13744441

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 27, 2024.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13744441

Presentation of Non-GAAP Information
This press release contains disclosure of the Company's Adjusted EBITDA which is not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense and income, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss under “Jones Soda Co. Non-GAAP Reconciliation” at the end of this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which management evaluates the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding the Company’s current ability to generate cash flow. Adjusted EBITDA is not intended to be considered in isolation or as a replacement for, or superior to Net Loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.
Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading developer of sodas and cannabis-infused beverages known for their premium taste, unique flavors and unconventional brand personality. Launched in 1996 as the original craft soda brand, the Company today markets a diverse portfolio of sodas, mixers and wellness beverages under the Jones® Soda brand as well as a line of award-winning cannabis beverages and edibles leveraging Jones' trademark flavors under the Mary Jones brand. The Company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com, www.myjones.com, or https://gomaryjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results, including its financial condition and results of operations, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to continue to develop and market THC/CBD-infused and/or cannabis-infused beverages and edibles, and comply with the laws and regulations governing cannabis, hemp or related products, and the timing and costs of the development of these new product lines; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and to manage factors affecting its supply chain; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of litigation and the Company’s ability to comply with applicable regulations; its ability to maintain an effective information technology infrastructure, fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (“SEC”) on April 1, 2024 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Company Contact:
David Knight
President and CEO
1-206-624-3357

Investor Relations Contact:
Cody Cree
Gateway Group, Inc.
1-949-574-3860
JSDA@gateway-grp.com

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	June 30, 2024	December 31, 2023
ASSETS	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$1,456	$3,867
Accounts receivable, net of allowance of $42 and $260, respectively	4,730	2,118
Inventory	4,357	2,392
Prefunded insurance premiums from financing	119	357
Prepaid expenses and other current assets	1,556	861
Total current assets	12,218	9,595
Other assets	111	174
Fixed assets, net of accumulated depreciation of $393 and $366, respectively	110	137
Total assets	$12,439	$9,906
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,198	$716
Accrued expenses	2,401	1,283
Line of credit	254	-
Insurance premium financing	119	357
Taxes payable	4	-
Total current liabilities	6,976	2,356
Total liabilities	6,976	2,356
Shareholders’ equity:
Common stock, no par value:
Authorized — 800,000,000 issued and outstanding shares — 103,768,173 shares and 101,258,135 shares, respectively	90,973	90,273
Accumulated other comprehensive income	264	331
Accumulated deficit	(85,774)	(83,054)
Total shareholders’ equity	5,463	7,550
Total liabilities and shareholders’ equity	$12,439	$9,906

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)

Revenue	$7,157	$4,806	$12,156	$8,676
Cost of goods sold	4,596	3,247	7,703	5,982
Gross profit	2,561	1,559	4,453	2,694
Gross profit %	35.8%	32.4%	36.6%	31.1%

Operating expenses:
Selling and marketing	1,928	1,080	3,420	2,112
General and administrative	2,224	1,508	3,769	2,964
	4,152	2,588	7,189	5,076
Loss from operations	(1,591)	(1,029)	(2,736)	(2,382)
Interest income	2	18	11	18
Interest expense	(7)	-	(7)	-
Other income (expense), net	39	4	33	(1)
Loss before income taxes	(1,557)	(1,007)	(2,699)	(2,365)
Income tax expense, net	(11)	(17)	(21)	(22)
Net loss	$(1,568)	$(1,024)	$(2,720)	$(2,387)

Net loss per share - basic and diluted	$(0.02)	$(0.01)	$(0.03)	$(0.02)
Weighted average common shares outstanding - basic and diluted	102,256,899	100,880,113	101,867,317	100,667,058

JONES SODA CO.
NON-GAAP RECONCILIATION
(Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
GAAP net income (loss)	$(1,568)	$(1,024)	$(2,720)	$(2,387)
Stock based compensation	461	274	619	540
Interest income	(2)	(18)	(11)	(18)
Interest expense	7	-	7	-
Income tax expense, net	11	17	21	22
Depreciation and Amortization	12	22	27	30
Non-GAAP Adjusted EBITDA	$(1,079)	$(729)	$(2,057)	$(1,813)